410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Second Quarter and First Six-Months of Fiscal 2020 Results

CHICAGO-(March 5, 2020)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced its second quarter fiscal 2020 earnings.

	Second Quarter			Year to Date
	Ended January 31			Ended January 31
	F20	F19	Change	F20	F19	Change
Consolidated Results
Net Sales	$71,005,000	$69,880,000	2%	$142,127,000	$136,023,000	4%
Net Income Attributable to Oil-Dri	$4,830,000	$2,287,000	111%	$8,366,000	$3,193,000	162%
Earnings per Diluted Share	$0.63	$0.30	110%	$1.09	$0.42	160%
Business to Business
Net Sales	$24,471,000	$26,458,000	(8)%	$50,949,000	$51,784,000	(2)%
Segment Operating Income	$7,552,000	$7,272,000	4%	$15,848,000	$14,304,000	11%
Retail and Wholesale
Net Sales	$46,534,000	$43,422,000	7%	$91,178,000	$84,239,000	8%
Segment Operating Income	$5,608,000	$2,653,000	111%	$8,968,000	$2,662,000	237%

Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am pleased with the results in the second quarter, including a triple-digit percentage increase in earnings per diluted share. This was a welcome outcome as our performance in the same period last year was negatively impacted by the implementation of our new Enterprise Resource Planning (“ERP”) system and several significant cost increases. Although we experienced slight sales declines within the Business to Business Group, we remain confident in the long term success of Amlan International. Net sales within our Retail and Wholesale Group were strong and continue to grow at a consistent pace. Record operating earnings in this segment reflect our cat litter business’ aforementioned sales growth along with improved margins. Going forward, we will continue to focus our efforts on driving revenue and earnings growth within both business groups.

During the second quarter, Consolidated Net Income Attributable to Oil-Dri reached $4.8 million compared to $2.3 million last year. In addition to higher sales, we continued to benefit from our manufacturing operations’ strong performance and improved natural gas and freight costs. These favorable outcomes offset a 4% increase in Selling, General and Administrative (“SG&A”) expenses in the second quarter versus the prior year. This increase represents the net effect of higher bonus accruals, a curtailment gain upon the freeze of our supplemental executive retirement plan, and lower consulting costs related to the ERP implementation in fiscal 2019.

Our Business to Business Products Group’s second quarter revenues decreased 8% compared to the prior year, primarily due to the loss of a large customer who purchased our traditional agricultural products. This decline was partially offset by increased sales for our co-packaging coarse cat litter. Revenues of our fluid purification products were down 1% in the second quarter versus a year ago. While we experienced an increase in demand for our edible oil purification products, primarily in Europe, a biodiesel processing customer closed its U.S. plant which negatively impacted sales. Animal health and nutrition product revenues were flat for the quarter, reflecting growth of our feed additives in Mexico and Asia, excluding China, offset by declines in sales of our products in China. Our business in Asia, including China, continues to be impacted by the African swine fever, as sales to pork producers have not fully recovered since the spread of the virus in fiscal 2019. With the recent outbreak of the novel coronavirus (COVID-19), our sales office in China temporarily closed, due to restrictions from the Chinese government. The spread of the virus has also limited travel by our salesforce and delayed product shipments.

Operating Income in the Business to Business Group was up 4% in the second quarter versus the prior year. Decreased natural gas and freight costs helped offset an 11% increase in SG&A expenses over the prior year. These higher SG&A costs reflect elevated product development costs, support, and compensation related expenses.

The Retail and Wholesale Products Group experienced a 7% increase in revenues in the second quarter compared to the prior year. Total domestic cat litter sales rose 10% in the quarter over last year, reflecting increases in both branded and private label litter products. Revenues of our private label scoopable and coarse litter increased due to higher demand from both existing as well as new customers. In addition, we witnessed continued sales growth of our branded coarse cat litter and litter box liners. Our subsidiary in Canada also contributed to this business segment’s increase with gains in cat litter and industrial absorbents sales.

Operating Income for the Retail and Wholesale Products Group reached a record $5.6 million in the second quarter compared to $2.7 million last year. Increased sales combined with lower natural gas and freight costs offset slightly higher SG&A costs. A reduction in advertising expenses also occurred within the quarter. However, we expect advertising spending in the remainder of the fiscal year to result in a higher total advertising expense for fiscal 2020 than for fiscal 2019.”

The Company will host its second quarter of fiscal 2020 earnings teleconference on Friday, March 6, 2020 at 10:00 a.m. Central Time. Participation details are available on our website’s events page.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

“Oil-Dri ”, “Amlan”, and “Cat’s Pride” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Second Quarter Ended January 31
(in thousands, except per share amounts)	2020	% of Sales	2019	% of Sales
Net Sales	$71,005	100.0%	$69,880	100.0%
Cost of Sales	(52,047)	(73.3)%	(54,476)	(78.0)%
Gross Profit	18,958	26.7%	15,404	22.0%
Selling, General and Administrative Expenses	(13,085)	(18.4)%	(12,577)	(18.0)%
Operating Income	5,873	8.3%	2,827	4.0%
Interest Expense	(103)	(0.1)%	(142)	(0.2)%
Other (Expense) Income	(12)	—%	103	0.1%
Income Before Income Taxes	5,758	8.1%	2,788	4.0%
Income Tax Expense	(1,009)	(1.4)%	(506)	(0.7)%
Net Income	4,749	6.7%	2,282	3.3%
Net Loss Attributable to Noncontrolling Interest	(81)	(0.1)%	(5)	—%
Net Income Attributable to Oil-Dri	$4,830	6.8%	$2,287	3.3%

Net Income Per Share: Basic Common	$0.68		$0.33
Basic Class B Common	$0.51		$0.25
Diluted Common	$0.63		$0.30
Avg Shares Outstanding: Basic Common	5,181		5,121
Basic Class B Common	2,039		2,068
Diluted Common	7,344		7,229

	Six Months Ended January 31
	2020	% of Sales	2019	% of Sales
Net Sales	$142,127	100.0%	$136,023	100.0%
Cost of Sales	(103,234)	(72.6)%	(104,609)	(76.9)%
Gross Profit	38,893	27.4%	31,414	23.1%
Selling, General and Administrative Expenses	(28,899)	(20.3)%	(27,584)	(20.3)%
Operating Income	9,994	7.0%	3,830	2.8%
Interest Expense	(206)	(0.1)%	(293)	(0.2)%
Other Income	47	—%	135	0.1%
Income Before Income Taxes	9,835	6.9%	3,672	2.7%
Income Tax Expense	(1,626)	(1.1)%	(456)	(0.3)%
Net Income	8,209	5.8%	3,216	2.4%
Net (Loss) Income Attributable to Noncontrolling Interest	(157)	(0.1)%	23	—%
Net Income Attributable to Oil-Dri	$8,366	5.9%	$3,193	2.4%

Net Income Per Share: Basic Common	$1.19		$0.46
Basic Class B Common	$0.89		$0.34
Diluted Common	$1.09		$0.42
Avg Shares Outstanding: Basic Common	5,164		5,099
Basic Class B Common	2,045		2,069
Diluted Common	7,321		7,242

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of January 31
		2020	2019
Current Assets
Cash and Cash Equivalents		$21,569	$9,375
Short-term Investments		—	480
Accounts Receivable, Net		35,699	38,282
Inventories		22,679	28,123
Prepaid Expenses and Other		6,234	6,040
Total Current Assets		86,181	82,300
Property, Plant and Equipment, Net		89,831	86,193
Other Noncurrent Assets (1)		33,067	24,644
Total Assets		$209,079	$193,137

Current Liabilities
Current Maturities of Notes Payable		$3,067	$3,083
Accounts Payable		9,565	7,882
Dividends Payable		1,766	1,680
Other Current Liabilities		19,107	18,444
Total Current Liabilities		33,505	31,089
Noncurrent Liabilities
Notes Payable		—	3,038
Other Noncurrent Liabilities (1)		28,645	26,246
Total Noncurrent Liabilities		28,645	29,284
Stockholders' Equity		146,929	132,764
Total Liabilities and Stockholders' Equity		$209,079	$193,137

Book Value Per Share Outstanding		$20.38	$18.52

Acquisitions of:
Property, Plant and Equipment	Second Quarter	$3,386	$2,141
	Year To Date	$7,286	$6,199
Depreciation and Amortization Charges	Second Quarter	$3,460	$3,234
	Year To Date	$6,929	$6,539
(1) Amounts as of January 31, 2020 include right-of-use operating lease assets and related liabilities required by adoption of Accounting Standards Codification 842, Leases.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Six Months Ended
	January 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,209	$3,216
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	6,929	6,539
(Increase) in Accounts Receivable	(434)	(4,529)
Decrease (Increase) in Inventories	1,508	(5,607)
Increase in Accounts Payable	2,661	2,295
(Decrease) in Accrued Expenses	(1,602)	(1,390)
(Decrease) Increase in Pension and Postretirement Benefits	(5,536)	859
Other	2,535	1,309
Total Adjustments	6,061	(524)
Net Cash Provided by Operating Activities	14,270	2,692

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,286)	(6,199)
Net Dispositions of Investment Securities	—	6,654
Net Cash (Used in) Provided by Investing Activities	(7,286)	455

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,083)
Dividends Paid	(3,527)	(3,287)
Purchase of Treasury Stock	(523)	(135)
Net Cash Used in Financing Activities	(7,133)	(6,505)

Effect of exchange rate changes on Cash and Cash Equivalents	(144)	(24)

Net Decrease in Cash and Cash Equivalents	(293)	(3,382)
Cash and Cash Equivalents, Beginning of Period	21,862	12,757
Cash and Cash Equivalents, End of Period	$21,569	$9,375

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515